Tech/Ops Sevcon Inc.
155 Northboro Road
Southborough, MA 01772
Telephone (508) 281 5510
News Release
For release: Immediately
For further information contact: Paul McPartlin


TECH/OPS SEVCON REPORTS STRONG THIRD QUARTER REVENUES AND PROFITS
Southborough, Mass. July 24, 2007.. Tech/Ops Sevcon, Inc. (AMEX symbol TO) reported a 31% increase in net income to $483,000, or $ .15 per share, for the third fiscal quarter ended June 30, 2007.

Third quarter 2007 compared to third quarter 2006

* Sales increased by 11% to $10.3 million; volumes up 6%, positive foreign currency impact of 5%.
* Operating income of $782,000 was up by $198,000, or 34%. Foreign currency fluctuations had an adverse impact of $228,000; underlying operating income was 73% ahead of last year.
* Net income was 31% ahead of last year at $483,000. Foreign currency changes reduced net income by $166,000; underlying profits were up by 75%.
* Diluted net income per share was $.15 compared to $.12 last year. Before the adverse impact of foreign currency changes, net income per share was 67% above last year.

Nine months year-to-date 2007 compared to 2006

* Revenues of $28.9 million were 13% ahead of last year; volumes up 7%, positive foreign currency impact of 6%.
* Operating income was $1,884,000, an increase of 36%. Excluding foreign currency fluctuations operating income improved by 66%.
* Net income was 31% ahead of last year at $1,139,000. Foreign currency changes reduced net income by $351,000; underlying profits were up by 71%.
* Diluted net income per share was up by $.08 at $.36. Before the impact of the weakening US dollar,diluted net income per share was 64% above last year.

Tech/Ops Sevcon, Inc. is a world leader in the design, manufacture and marketing of microprocessor based controls for zero emission electric vehicles. The controls are used to vary the speed and movement of vehicles,to integrate specialized functions, and to prolong the shift life of the vehicles' batteries. Sevcon supplies customers throughout the world from its operations in the United Kingdom, the USA, France, and the Far East, and through an international dealer network. The Company's customers are manufacturers of fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers, and other battery powered vehicles.



Third Quarter 2007 Financial Highlights (unaudited)
(in thousands except per share data)

                           Three months ended     Nine months ended
                           ------------------     -----------------
                           June 30     July 1    June 30     July 1
                              2007       2006       2007       2006
                           ------       -----     ------     -------
Net sales                  $10,341     $9,313    $28,941    $25,696
                           -------     ------    -------    --------
Operating income               782        584      1,884      1,390
Income before income taxes     735        564      1,744      1,335
                           -------     ------    -------    --------
Net income                    $483       $369     $1,139       $871
                           -------     ------    -------    --------
Basic income per share        $.15      $.12        $.36       $.28
                           -------     ------    -------    --------
Diluted income per share      $.15      $.12        $.36       $.28
                           -------     ------    -------    --------
Cash dividend per share       $.03      $.03        $.09       $.09
                           -------     ------    -------    --------
Average shares outstanding   3,172     3,144       3,162      3,134
                           -------     ------    -------    --------



Summarized Balance Sheet Data            (in thousands of dollars)

                                        June 30,       September 30,
                                           2007                 2006
                                     (unaudited)       (derived from
                                                             audited
                                                         statements)
                                     ----------------  -------------

Cash, and cash equivalents                       $907         $1,290
Receivables                                     8,828          6,187
Inventories                                     5,876          4,717
Prepaid expenses and other current assets         953            847
                                               ------         ------
Total current assets                           16,564         13,041
Long-term assets                                6,156          5,611
                                               ------         ------
Total assets                                  $22,720        $18,652
                                              =======        =======
Other current liabilities                       8,107          5,673
Liability for pension benefits                  2,964          2,886
Other long-term liabilities                        59             56
Stockholders' equity                           11,590         10,037
                                               ------         ------
Total liabilities and stockholders' equity    $22,720        $18,652
                                              =======        =======